Aames 2001-3

Mortgage Pass-Through Certificates

March 25, 2002 Distribution
Contents

	TABLE OF CONTENTS

			Page

	1.	Contents	1
	2.	Certificate Payment Report	2
	3.	Collection Account Report	8
	4.	Credit Enhancement Report	11
	5.	Collateral Report	12
	6.	Delinquency Report	15
	7.	REO Report	18
	8.	Prepayment Report	19
	9.	Prepayment Detail Report	22
	10.	Realized Loss Report	23
	11.	Realized Loss Detail Report	26
	12.	Triggers, Adj. Rate Cert. and Miscellaneous Report	27

		Total Number of Pages	27

	CONTACTS

		Administrator: Alan T Sueda
		Direct Phone Number: (714)247-6315
		Address: Deutsche Bank
		1761 E. St. Andrew Place, Santa Ana, CA 92705

		Web Site: http://www-apps.gis.deutsche-bank.com/invr
		Factor Information: (800) 735-7777
		Main Phone Number: (714) 247-6000

ISSUANCE INFORMATION

Seller:	Aames Capital Corporation		Cut-Off Date: September 1, 2001
Certificate Insurer(s):			Closing Date: September 25, 2001
			First Payment Date: October 25, 2001
Servicer(s):	Countrywide Home Loans, Inc. Master Servicer

			Distribution Date: March 25, 2002
Underwriter(s):	Morgan Stanley & Co. Inc Lead Underwriter		Record Date: February 28, 2002
	Countrywide Securities Underwriter
	Greenwich Capital Markets, Inc. Underwriter
	Lehman Brothers Securities Corporation Underwriter

Page 1 of 27	© COPYRIGHT 2002 Deutsche Bank